EXHIBIT 10.2

MENTOR CORPORATION

SHARE REPURCHASE TRANSACTION

Summary of Material Definitive Agreement

As part of the Company's share repurchase program, the Company agreed on June 5, 2006, to repurchase from an investment partnership managed by ValueAct Capital 2,000,000 shares of its common stock at $42 per share, a 0.5% discount from the closing market price quoted on the New York Stock Exchange of $42.21 on June 5, 2006.  The 2.0 million shares were repurchased for a total of $84 million pursuant to the Company's continuing stock repurchase program and represent approximately 4.6% of outstanding shares before the transactions.  After the transactions, ValueAct Capital, through several of its investment partnerships, continues to own more than 2 million shares of Common Stock, or approximately 5% of the outstanding shares of the Company, and continues to be represented on the Company's Board of Directors by Mr. Jeff Ubben.  The repurchase of these shares was pre-approved by the Audit Committee and the Board of Directors with interested parties abstaining or not in attendance.